CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 16, 2013 with respect to the audited financial statements of Liberty Star Uranium & Metals Corp for the years ended January 31, 2013 and 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

November 4, 2013